Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Great Southern Bancorp, Inc.
Springfield, Missouri

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2013, on our audits of the consolidated financial statements of Great Southern Bancorp, Inc. as of December 31, 2012 and 2011, and for the years ended December 31, 2012, 2011 and 2010, included in the Annual Report on Form 10-K of Great Southern Bancorp, Inc. for the year ended December 31, 2012.  We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2013, on our audit of the internal control over financial reporting of Great Southern Bancorp, Inc. as of December 31, 2012, which is included in the Annual Report on Form 10-K of Great Southern Bancorp, Inc. for the year ended December 31, 2012.

/s/BKD, LLP

Springfield, Missouri
June 20, 2013